Exhibit 17.1

BARRY HOLLANDER

319 CLEMATIS STREET, SUITE 400

WEST PALM BEACH , FL. 33401

Thomas Toland

Chief Executive Officer

SurgLine International, Inc.

RE: Resignation

Dear Tom:

This letter is official notice of my resignation as Chief Financial Officer of SurgLine International, Inc. (“SGLN”) and SurgLine, Inc. (“SurgLine”), effective as of August 12, 2013.

Very truly yours,

Barry Hollander

CC: Henry Fong